FOR IMMEDIATE RELEASE
Contact:
Don Duffy/Raphael Gross
203-682-8253
investors@bbrg.com

Bravo Brio Restaurant Group, Inc. to Explore Alternatives

COLUMBUS, Ohio, Feb. 2, 2017 -- Bravo Brio Restaurant Group, Inc. (NASDAQ:BBRG) (the Company), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today announced that its Board of Directors is in the process of engaging investment bankers to explore alternatives to further enhance shareholder value. In order to insure that shareholders are fully aware of the results of this process before the Annual Meeting of Shareholders, the Board of Directors has set December 14, 2017 as the date for the meeting. The Company will announce the record date of the meeting at a later time.

Separately, the Board has recently initiated discussions with TAC Capital LLC (TAC) and offered to afford them immediate representation of two directors on the Board so they can be part of this process. In a recent public filing, TAC had indicated a desire for Board representation but TAC rejected the Board’s offer.

The Board intends to examine all alternatives in order to enhance long-term shareholder value. The Company does not intend to provide updates unless or until it determines that disclosure is appropriate or necessary.

About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties.  These statements relate to future events.  The Company has attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in the  Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 29, 2016.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements.  The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.